Exhibit 99.5

HP to Acquire ArcSight, Inc.

September 13, 2010

Overview

On September 13, 2010, HP and ArcSight, Inc. announced that they signed a definitive agreement for HP to acquire ArcSight, a leading provider of enterprise threat and risk management solutions. The proposed deal will enhance HP leadership in IT security with a broad and deep product and solution portfolio that protects businesses and government agencies from new security threats and risks. With ArcSight solutions, organizations can proactively safeguard their assets, comply with corporate and regulatory policy, and control the risks associated with cyber attacks.

The integration of ArcSight into the HP Software & Solutions portfolio will provide a proactive and holistic approach to protecting the modern enterprise, enabling organizations to meet the risk and compliance demands associated with escalating IT complexity, security threats, and regulations.

The acquisition is expected to close by the end of the calendar year.

Customer value

Today’s IT security solutions cannot meet all of the risk and compliance needs of today’s enterprise.  With escalating IT complexity due to composite applications running in hybrid IT environments, escalating threats from more sophisticated and targeted cyber attacks, and escalating regulations that are increasingly costly to govern and comply with, enterprises must look for different approaches to threats and risks.

The new approach to security requires a broader and deeper view of enterprise activity for visibility, context, and remediation across the IT lifecycle. With the integration of ArcSight into HP, customers will benefit from a differentiated solution to meet their requirements for securing their enterprise.

The expanded HP Software & Solutions portfolio will provide organizations with broader visibility, deeper context, and better continuity. Organizations will be able to monitor real-time events and activity, assess the risk and impact to their business operations, and respond and quickly correct potential threats and risks.

Backed by HP global services and converged infrastructure hardware, HP will be positioned to secure the modern enterprise in even the most demanding customer environments.

ArcSight facts

ArcSight provides security and compliance management solutions worldwide to organizations of all sizes.

•                  Headquarters: Cupertino, CA

•                  President and Chief Executive Officer: Tom Reilly

•                  Founded: 2000

•                  Employees: 512 as of April 30, 2010

•                  Industries served: All industries including federal government

•                  Products: ArcSight’s flagship product, the ArcSight SIEM Platform, is a leading cyber threat and risk monitoring platform that allows organizations to secure their digital infrastructure and cost-effectively meet security management and compliance requirements. The platform enables rapid identification, prioritization, and response to policy breaches, cyber security attacks, and insider threats and is used by demanding private and public organizations around the world.

• Channels: ArcSight’s products are sold on a worldwide basis through a combination of value added resellers, systems integrators, and direct sales representatives.

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY ARCSIGHT COMMON STOCK HAS NOT YET COMMENCED AND WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT HP INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.  THOSE MATERIALS SHOULD BE READ CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  ONCE FILED, COPIES OF THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED DOCUMENTS WILL BE MADE AVAILABLE TO ARCSIGHT STOCKHOLDERS AT NO EXPENSE TO THEM.  IN ADDITION, THOSE MATERIALS WILL BE AVAILABLE AT NO CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV.

Forward-looking statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, the target company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010.  HP assumes no obligation and does not intend to update these forward-looking statements.

© 2010 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.

9/2010